Exhibit 3.1


                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                             MS/S&H HOLDINGS INC.
                       PURSUANT TO SECTIONS 242 and 245
                        OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE


          MS/S&H HOLDINGS INC. a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on August 6, 1987, under that name HEREBY CERTIFIES that this Restated Certificate of Incorporation, restating, integrating and amending its Certificate of Incorporation, was duly proposed by its Board of Directors and adopted by its stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and that the capital of the Corporation is not being reduced under or by reason of any amendment in this Restated Certificate of Incorporation.

          FIRST:  The name of the Corporation is MS/S&H Holdings Inc.

          SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

          FOURTH: The name and address of the Sole Incorporator of the Corporation is:

               Theodore J. Kozloff, Esq.
               919 Third Avenue
               New York, NY 10022

          FIFTH: Except as set forth below, the number of directors of the Corporation shall be four. At each annual meeting of stockholders two Class A Directors of the Corporation shall be elected by the vote of the holders of a majority of the outstanding shares of the Class A Stock (as defined in Article SEVENTH), and two Class B Directors shall be elected by the vote of the holders of a majority of the outstanding shares of the Class B Stock (as defined in Article SEVENTH).

          A. If a Dividend Default (as defined below) occurs prior to a Change of Control (as defined in Article ELEVENTH), the number of Class B Directors shall be increased to three, and the holders of a majority of the Class B Stock shall be entitled to nominate and elect a total of two Class B Directors and the holders of a majority of the Preferred Stock, voting as a separate class, shall be entitled to nominate and elect one Class B Director. If a Change of Control occurs prior to a Dividend Default, the number of Class B Directors shall be increased to five, and the holders of a majority of the outstanding shares of Class B Stock shall be entitled to nominate and elect a total of five Class B Directors. If a Dividend Default occurs or is continuing on or after a Change of Control, the number of Class B Directors shall be increased to seven, and the holders of a majority of the Class B Stock shall be entitled to nominate and elect a total of five Class B Directors and the holders of a majority of the Preferred Stock, voting as a separate class, shall be entitled to nominate and elect a total of two Class B Directors. A "Dividend Default" shall occur immediately following a dividend payment date for any series of Preferred Stock if at such time the Corporation shall be in default in the payment of dividends on such series of


Preferred Stock in an amount equivalent to or exceeding six full quarterly dividends. When all arrears on dividends on the Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared or a sum sufficient for the payment thereof set aside, then (i) the right of holders of Preferred Stock to participate in the election of directors pursuant to this paragraph A of Article FIFTH shall cease but subject always to the same provisions for vesting of such voting rights in the case of any similar future arrearages in dividends; (ii) the term of any director then in office elected by holders of the Preferred Stock as a class pursuant to this paragraph A of Article FIFTH shall terminate immediately; and (iii) the number of Class B Directors shall be reduced by the number of directors whose term so expired.

          B. In the event that a vacancy among the Class A Directors or the Class B Directors shall occur at any time prior to the next scheduled election of directors of the Corporation, the remaining Class A Directors or Class B Directors, respectively, shall be entitled to fill such vacancy, except that holders of the Preferred Stock shall be entitled to fill any vacancy caused by the death, removal or resignation of a director previously elected by the holders of the Preferred Stock.

          C. (i) Prior to a Change of Control (but not thereafter), at all meetings of the Board of Directors, one Class A Director and one Class B Director other than a Class B Director elected by the holders of the Preferred Stock shall be required to constitute a quorum ("Quorum") for the transaction of business. Prior to a Change of Control (but not thereafter), the approval of the majority of the entire Board of Directors, voting together as a single class, such majority to include at least one Class A Director and one Class B Director other than a Class B Director elected by the holders of the Preferred Stock ("Required Majority"), at a meeting at which there is a Quorum, shall be required to approve the actions set forth in Article SIXTH hereof and, except as set forth in Article EIGHTH hereof, all other matters submitted to the Board of Directors; provided, however, that prior to a Change of Control (but not thereafter), the Class A Directors shall have the sole right to appoint any Class A Director to any committee of the Board of Directors, the Class B Directors shall have the sole right to appoint any Class B Director to any committee of the Board of Directors, and the approval of a majority of the members of any such committee, voting together as a single class, shall be required to approve all matters submitted to such committee.

               (ii) When and after a Change of Control occurs, at all meetings of the Board of Directors, a majority of the entire Board of Directors (regardless of class) shall be sufficient to constitute a quorum for the transaction of business and, except as set forth in article EIGHTH hereof, the act of a majority of the directors (regardless of class) present at any meeting at which there is a quorum present shall be sufficient to constitute the act of the Board of Directors.

          D. There shall be an Audit Committee consisting of two or more of the directors of the Corporation, which shall include at least one Class A Director and one Class B Director who shall perform such functions as shall be established by the Board of Directors; provided, however, that prior to a Change of Control (but not thereafter) if a majority of the Class B Directors so determine at any time, such committee shall consist of one Class A Director and two Class B Directors. From and after a Change of Control, such committee shall consist of such number of directors of such classes as shall be determined by a majority of the Board of Directors.

          E. There shall be an Investment Opportunity Committee, which shall have sole authority to consider and approve of any investment opportunity that is submitted to the Board of Directors by a holder of Class A Stock who, under the terms of any agreement then in effect among one or more of the stockholders and the Corporation, is required to first offer such opportunity to the Corporation. Prior to a Change of Control (but not thereafter), such committee shall consist of one Class A Director and two Class B Directors.


From and after a Change of Control, such committee shall consist of such number of directors of such classes as shall be determined by a majority of the Board of Directors.

          F. (i) In the event that, prior to a Change of Control, and while the Initial Investors (as defined below) are parties to an agreement among themselves and the Corporation, the Board of Directors shall be unable to reach agreement upon any particular matter submitted to it (an "Open Matter"), Morgan Stanley Group Inc., a Delaware corporation ("MS Group"), The Morgan Stanley Leveraged Equity Fund, L.P., a Delaware limited partnership ("Ms Equity"), Silver Capital Corp., a Connecticut corporation ("Silver Capital"), and D.G.H. Holdings, Inc., a Connecticut corporation ("D.G.H. Holdings"), and their respective Affiliates (collectively, the "Initial Investors"), acting through the Chairman of the Board and President of either Silver Capital or D.G.H. Holdings and through a designee of MS Group, have agreed to hold one or more informal meetings promptly in an effort to discuss and resolve such Open Matter. The Initial Investors have agreed to seek to cause any conclusions arrived at during such meetings to be implemented, where necessary, by action of the Required Majority of the Board of Directors.

               (ii) If the procedure specified in paragraph (i) has not led to a satisfactory resolution regarding an Open Matter within 30 days of any Initial Investor seeking such an informal meeting with respect to such Open Matter, then, upon a finding by any two directors (regardless of class) that failure to resolve the Open Matter threatens the continued existence of, or will result in irreparable injury to, the Corporation, the Open Matter shall be submitted for determination in the following manner; provided, however, that (a) of the items set forth in subparagraphs one through twenty of Article SIXTH, only item number five may be so submitted and (b) any Open Matter not involving an item set forth in subparagraphs one through twenty of Article SIXTH may be submitted to arbitration only if the Initial Investors have agreed that such item shall be so submitted. The directors in favor of the Open Matter as a group and the directors opposed to the Open Matter as a group shall, within ten days of such request, each appoint an independent person as arbitrator to resolve the Open Matter. The arbitrators so chosen promptly shall agree upon and appoint an independent person as an additional arbitrator. The arbitrators promptly shall determine whether the Open Matter meets the standard set forth in this paragraph as to matters which are to be submitted to arbitration by the Initial Investors, and, if so, promptly shall seek to resolve the Open Matter. The decision of the arbitrators shall be final and binding upon the Corporation and the stockholders. The Board of Directors or, if the Board of Directors shall not have done so within five days of the arbitrators' decision, the stockholders, shall take any and all action necessary to implement such decision. If, pursuant to the preceding sentence, the resolution of an Open Matter is submitted to the stockholders for authorization, the Initial Investor which is in favor of such resolution shall be entitled to vote all of the shares of Class A Stock and Class B Stock held by any other Initial Investors in favor of such resolution, and the action of a majority of the holders of outstanding Class A Stock and Class B Stock, voting as a single class, shall be sufficient to approve such resolution.

               (iii) If the arbitrators chosen by the directors are unable to agree upon and appoint an additional arbitrator, the Open Matter shall be resolved by three arbitrators appointed by the American Arbitration Association (the "AAA") in accordance with the then prevailing Commercial Arbitration Rules thereof (the "Rules"). The AAA shall be required to endeavor to appoint experts in a discipline relevant to the Open Matter and, if the same issue or an issue similar to the Open Matter has been submitted to arbitration by the Initial Investors before, to appoint one or more of the same arbitrators to determine the Open Matter and each such same (or similar) issue, but the failure to do any of the foregoing shall not be a basis for avoiding, setting aside or altering the arbitral award.

               (iv)  Any arbitration referred to in subparagraph F (iii) of


Article FIFTH shall be conducted under the Rules in the City of Wilmington, Delaware unless the Initial Investors mutually agree to have the arbitration held elsewhere, and the award made therein shall be entered in the applicable State Courts of Delaware or, as the case may be, the United States District Court for Delaware.

          SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, provided that the Corporation may retain such qualified persons (as determined by the Board of Directors) to provide the Corporation with general management, supervision and administrative services relating to the operations of the Corporation.

          Approval of the following actions shall not be delegated to any officer, employee or agent of the Corporation:

               1. Amendment of the Certificate of Incorporation or By-laws of the Corporation or any of its subsidiaries.

               2. Issuance, sale, purchase or redemption of any capital stock, warrants, options or other securities of the Corporation or any of its subsidiaries (other than, in the case of any issuance or sale, to the Corporation or any direct or indirect wholly owned subsidiary of the Corporation) except as may be otherwise provided in this Certificate of Incorporation.

               3. Sale of assets other than inventory to or from the Corporation or any of its subsidiaries in excess of $2 million (i) in one or a series of related transactions (regardless of the period of time in which such transaction or series of related transactions take place) or (ii) in any number of transactions within a six month period.

               4. Merger, consolidation, dissolution or liquidation of the Corporation or any of its subsidiaries.

               5. Filing of any petition by or on behalf of the Corporation seeking relief under the federal bankruptcy act or similar relief under any law or statute of the United States or any state thereof.

               6. Setting aside, declaration or making of any payment or distribution by way of dividend or otherwise to the Corporation's stockholders (or setting dividend policy) except for dividends paid with respect to the Preferred Stock in shares of such Preferred Stock.

               7. Incurrence of new indebtedness (including capitalized leases, but excluding indebtedness incurred pursuant to debt instruments of the Corporation in existence on the later of the Carnation Closing Date and the Monsanto Closing Date or any fixed or contingent liabilities in excess of $l million.

               8. Creation or incurrence of a lien or encumbrance on the property of the Corporation or any of its subsidiaries, except for liens relating to the Bank Financing (as defined in Article ELEVENTH) or other minor liens, including liens for taxes or those arising by operation of law, permitted to exist under the terms of the Bank Financing.

               9. Guarantees in excess of $1 million of payment by or performance of obligations of third parties other than in the ordinary course of business.

               10. The Corporation's institution of, termination or settlement of litigation not in the ordinary course of the Corporation's business (in each case where such litigation represents a case or controversy in excess of $2 million).

               11. Surrendering or abandoning any property, tangible or intangible, or any rights having a book value in excess of $l million.


               12. Except as set forth in subsection 16 below with respect to leases which are not capitalized, any commitment of the Corporation (other than in the ordinary course of its business) which creates a liability or commitment in excess of $2 million.

               13. Capital expenditures in excess of accumulated depreciation allowance (based on historical depreciation levels).

               14. Donations of money or property in excess of $100,000 in a single year.

               15. Any investment of the Corporation or any of its subsidiaries in another corporation, partnership or joint venture in excess of $2 million (in one or a series of related transactions or in any number of transactions within six months).

               16. Entering into any lease (other than a capitalized lease which shall be subject to the limitation set forth in subsection 12 above) of any assets of the Corporation located in any one place having a book value in excess of $4 million, or in excess of $1 million if the lease has a term of more than five years.

               17. Entering into agreements or material transactions between the Corporation and a director or officer of any of the following companies or their Affiliates (as defined in Article ELEVENTH): the Corporation; D.G.H. Holdings; Silver Capital; MS Equity and MS Group.

               18. Replacement of independent accountants for the Corporation or any of its subsidiaries.

               19. Modification of significant accounting methods, practices, procedures and policies.

               20.  Removal of officers.

          SEVENTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 17,520,000 shares, consisting of 4,500,000 shares of Class A common stock, par value $.01 per share (the "Class A Stock"), 11,000,000 shares of Class B common stock, par value $.01 per share (the "Class B Stock") 1,520,000 shares of Class C common stock, par value $.01 per share (the "Class C Stock") (the Class A Stock, Class B Stock and Class C Stock being sometimes referred to herein collectively as the "Common Stock"), and 500,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock").

          A. Except as set forth below, the rights, privileges and powers, including the voting powers, of the Class A Stock and the Class B Stock shall be identical, with each share of each class being entitled to one vote on all matters to come before the stockholders of the Corporation.

               (i) Until the occurrence of a Change of Control, but not thereafter, the affirmative vote of the holders of not less than a majority of the outstanding shares of Class A Stock and Class B Stock, voting as separate classes, shall be required for the approval of any matter to come before the stockholders of the Corporation, except as follows:

                    (a) The holders of a majority of the outstanding shares of Class A Stock, voting as a separate class, shall have the sole right to vote for and elect two directors (such directors being referred to herein as "Class A Directors") and to remove any Class A Director with or without cause.

                    (b) Except as provided in paragraph A of Article FIFTH, the holders of a majority of the outstanding shares of Class B Stock, voting as a separate class, shall have the sole right to vote for and elect all directors other than the Class A Directors (the directors elected by the holders of Class B Stock and the Preferred Stock being referred to herein as "Class B Directors") and to remove any Class B Director with or without cause, other than Class B Directors elected by the holders of the Preferred Stock pursuant to paragraph A of Article FIFTH.

                    (c) The vote of the holders of not less than a majority of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class, shall be required (x) to determine whether a product is similar to such products as are manufactured or sold or proposed to be manufactured or sold in North America by the Corporation or its subsidiaries or is otherwise directly competitive with products produced by the Corporation and its subsidiaries and (y) to authorize any action necessary to be taken by the stockholders to implement the decision of an arbitrator as provided in paragraph F of Article FIFTH.

               (ii) From and after a Change of Control, the affirmative vote of the holders of not less than a majority of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class, shall be required for the approval of any matter to come before the stockholders of the Corporation, except that the provisions of subparagraphs A(i)(a) and A(i)(b) of this Article SEVENTH shall continue to apply from and after a Change of Control and except as otherwise provided in Article TWELFTH.

          B. The holders of Class C Stock will not have any voting rights except as provided by applicable law and except that such holders shall be entitled to vote as a separate class on certain amendments to this Certificate of Incorporation as provided in Article TWELFTH.

          C. The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared, other than dividends declared with respect to the Preferred Stock, whether payable in cash, in property or in shares of stock of the Corporation, other than shares of Class A Stock, Class B Stock or Class C Stock, the holders of Class A Stock, the holders of Class B Stock and the holders of Class C Stock shall be entitled to share equally, share for share, in such dividends. No dividends shall be declared or paid in shares of Class A Stock, Class B Stock or Class C Stock or options, warrants, or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, except dividends payable ratably in shares of, or securities convertible into or exchangeable for, Class A Stock to holders of that class of stock, and in shares of, or securities convertible into or exchangeable for, Class B Stock to holders of that class of stock, and in shares of, or securities convertible into or exchangeable for, Class C Stock to holders of that class of stock.

          D. (i) Upon compliance with the provisions of paragraph D(iii) below, any Regulated Stockholder (as defined below) shall be entitled to convert, at any time and from time to time (except as set forth in subparagraph D(v)(c) of this Article SEVENTH), any or all of the shares of Class A Stock or Class B Stock held by such stockholder into the same number of shares of Class C Stock. The term "Regulated Stockholder" shall mean (a) any stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225) or any successor to such regulation ("Regulation Y") that holds shares of Common Stock originally issued to such stockholder or acquired by such stockholder pursuant to a right of first refusal granted to the stockholder under the terms of an agreement among one or more of the stockholders and the Corporation, or shares issued upon conversion of any such shares, so long as such stockholder shall hold, and only with respect to, such Common Stock or shares issued upon conversion of such shares, (b) any Affiliate of any such Regulated Stockholder that is a transferee of any shares of Common Stock, so long as such Affiliate shall hold, and only with respect to, such shares of Common Stock or shares issued upon a conversion of such shares and (c) any Person (x) to which such Regulated Stockholder or any of its Affiliates has transferred such shares, so long as such transferee shall hold, and only with respect to, any shares of Common Stock transferred by such stockholder or Affiliate or any shares issued upon conversion of such shares, and (y) which is, or any Affiliate of which is, subject to the provisions of Regulation Y.

               (ii) Upon compliance with the provisions of paragraph D(iii) below, any Regulated Stockholder shall be entitled to convert, at any time and from time to time, any and all shares of Class C Stock held by such stockholder into the same number of shares of Class B Stock, (or, to the extent such Class C Stock was issued upon the conversion of Class A Stock, into the same number of shares of Class A Stock); provided, however, that no holder of any shares of Class C Stock shall be entitled to convert any such shares into shares of Class A Stock or Class B Stock if, as a result of such conversion, (i) such holder and its Affiliates, directly or indirectly, would own, control or have the power to vote a greater number of shares of Common Stock or other securities of any kind issued by the Corporation than such holder and its Affiliates shall be permitted to own, control or have the power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to such holder or its Affiliates, or (ii) the rights, activities or business of the Corporation would become limited in any respect as a result of the application of Regulation Y.

               (iii) (a) Each conversion of shares of Common Stock of the Corporation into shares of another class of Common Stock of the Corporation shall be effected by the surrender of the certificate or certificates evidencing the shares of the class of stock to be converted (the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Common Stock), at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (1) stating that the holder desires to convert the Converting Shares evidenced by such certificate or certificates into an equal number of shares of the class into which such shares may be converted (the "Converted Shares"), and (2) giving the name or names (with addresses) and denominations in which the certificate or certificates evidencing the Converted Shares shall be issued, and instructions for the delivery thereof. The Corporation shall promptly notify each Regulated Stockholder of record of its receipt of such notice. Except as otherwise provided in paragraph D(iii)(b), upon receipt of the notice described in the first sentence of this paragraph D(iii)(a), together with the certificate or certificates evidencing the Converting Shares, the Corporation shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion and a certificate (which shall contain such legends, if any, as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates surrendered to the Corporation in connection with such conversion but which were not Converting Shares and, therefore, were not converted; provided, however, that if such conversion is subject to paragraph D(iii)(d) below, the Corporation shall not issue said certificate or certificates until the expiration of the Deferral Period referred to therein. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such written notice shall have been received by the Corporation, and at such time the rights of the holder of such Converting Shares as such holder shall cease (except that in the case of a conversion subject to paragraph D(iii)(d) below, the conversion shall be deemed effective upon expiration of the Deferral Period referred to therein), and the person or persons in whose name or names any certificate or certificates evidencing the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. The Corporation shall be entitled to rely conclusively as to the truth of the statements made in such written notice, and the Corporation shall not be liable to any person with respect to any action taken or omitted to be taken by it in connection with such conversion in reliance on the statements made in such written notice.



                    (b) Notwithstanding any provision of paragraph D(iii)(a) to the contrary, the Corporation shall not be required to record the conversion of, and no holder of shares shall be entitled to convert, shares of Class C Stock into shares of Class A Stock or Class B Stock, as the case may be, unless such conversion is permitted under applicable law and the Certificate of Incorporation; provided, however, that the Corporation shall be entitled to rely without independent verification upon the representation of any holder, that the conversion of shares by such holder is permitted under applicable law, and in no event shall the Corporation be liable to any such holder or any third party arising from any such conversion whether or not permitted by applicable law.

                    (c) Upon the issuance of the Converted Shares in accordance with this paragraph D, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

                    (d) The Corporation shall not directly or indirectly redeem, purchase or otherwise acquire any shares of Class A or B Stock or take any other action affecting the voting rights of such shares, if such action will increase the percentage of outstanding voting securities known by the Corporation to be owned or controlled by any Regulated Stockholder unless the Corporation gives written notice (the "First Notice") of such action to each such Regulated Stockholder. The Corporation will defer making any conversion, redemption, purchase or other acquisition or taking any such other action for a period of 30 days (the "Deferral Period") after giving the First Notice in order to allow each such Regulated Stockholder to determine whether it wishes to convert or take any other action with respect to the Common Stock it owns, controls or has the power to vote, and if any such Regulated Stockholder then elects to convert any shares of Common Stock, it shall notify the Corporation in writing within 20 days of the issuance of the First Notice, in which case the Corporation (x) shall defer taking the pending action until the end of the Deferral Period, (y) shall promptly notify each other Regulated Stockholder holding shares of which it has knowledge of each proposed conversion and the proposed transactions, and (z) effect the conversion requested by all Regulated Stockholders in response to the notices issued pursuant to this paragraph D(iii)(d) at the end of the Deferral Period or as soon thereafter as is reasonably practicable.

                    (e) Shares of Class A Stock, Class B Stock or Class C Stock that are converted into shares of any other class shall not be reissued, except in connection with the conversion of Class A Stock or Class B Stock into Class C Stock or the conversion of Class C Stock into Class A Stock or Class B Stock.

                    (f) The issue of certificates evidencing shares of any class of Common Stock upon conversion of shares of any other class of Common Stock pursuant to this article SEVENTH shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Stock converted.

               (iv) If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of any class of Common Stock, the outstanding shares of the other classes of Common Stock shall be proportionately subdivided or combined, as the case may be, and effective provision shall be made for the protection of all conversion rights, if any, hereunder. In case of any reorganization, reclassification or change of shares of Common Stock of the Corporation (other than a change in par value, or from par value to no par value as a result of a subdivision or combination), or in case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock), or in the case of any sale, lease or other disposition to another corporation (other than a wholly owned subsidiary of the Corporation) of all or substantially all the assets of the Corporation, each holder of a share of Common Stock, irrespective of class, shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such shares of Common Stock would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition by a holder of the number of shares of the class of Common Stock into which such shares of Common Stock might have been converted immediately prior to such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition. In the event of such a reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Common Stock of each class that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of Common Stock into which such Common Stock might have been converted immediately prior to such event.

               (v) In the event the Corporation effects a Public Offering (as defined below), the following shall occur on the first day shares are sold to the public:

                    (a) The distinction between Class A Stock and Class B Stock and all special rights and limitations and quorum and required vote provisions applicable to such classification shall terminate. Following a Public Offering, the rights, privileges and powers, including the voting powers, of the Class A Stock and Class B Stock shall be identical, with each share of each such class being entitled to one vote on all matters to come before the stockholders of the Corporation, and all quorum and required vote provisions applicable to the Class A Stock and Class B Stock voting as a single class shall be as provided by applicable Delaware law as then in effect.

                    (b) The distinction between the Class A Directors and Class B Directors and all rights and voting and quorum requirements applicable thereto shall be abolished and the quorum and required vote provisions applicable to action by the Board of Directors shall be as provided by applicable Delaware law as then in effect. The holders of majority of the outstanding shares of the Class A Stock and Class B Stock voting as a single class shall elect all of the directors of the Corporation, except that holders of Preferred Stock shall be entitled to elect up to two directors to the extent provided pursuant to paragraph A of Article FIFTH.

                    (c) Shares of Class C Stock shall continue to be convertible into shares of Class A Stock or Class B Stock in the same manner as provided in this paragraph D of Article SEVENTH; provided, however, that holders of Class A Stock or Class B Stock shall not be entitled to convert any of such shares into shares of Class C Stock.

                    (d) "Public Offering" shall mean the sale of shares of Common Stock to the public, pursuant to an effective registration statement, registered under the Securities Act of 1933.

          E. Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. The foregoing notwithstanding, the Preferred Stock shall have the power, under certain circumstances as set forth in paragraph A of Article FIFTH, to nominate and elect not more than two directors to the Board of Directors.
The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

          EIGHTH: A. Prior to a Change of Control, the Chief Executive Officer shall also be the Chairman of the Board of Directors and shall preside at all meetings of the stockholders and of the Board of Directors. All officers of the Corporation shall serve until voluntary resignation or retirement, or removal by the Board of Directors in accordance with the provisions set forth herein. Any number of offices may be held by the same person, unless otherwise prohibited by law, this Certificate of Incorporation or the By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman or the Board of Directors, need such officers be directors of the Corporation.

          B. Prior to a Change of Control, the officers of the Corporation shall be nominated and elected to their positions by the Class A Directors and may be removed by the Required Majority (as defined in Article FIFTH) of the Board of Directors present at a meeting at which a Quorum shall be present throughout. Prior to a Change of Control, any vacancy occurring in any office of the Corporation shall be filled by vote of the Class A Directors.

          C. From and after a Change of Control, all of the officers of the Corporation shall be nominated and elected to their positions by the Class B Directors and may be removed by the Class B Directors and any vacancy occurring in any office of the Corporation shall be filled by vote of the Class B Directors.

          D. All officers of the Corporation shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

          E. From and after a Public Offering, all of the officers of the Corporation shall be nominated and elected to their positions, and may be removed from their positions, by a majority of the Board of Directors.

          NINTH: In the event the Corporation shall issue shares of any class of Common Stock for cash, cash equivalents or notes, other than issuances of Common Stock (including options, warrants and similar rights to purchase Common Stock) for cash to the officers and other employees or agents of the Corporation (other than Silver Capital or D.G.H. Holdings or any of their respective Affiliates), the holders of each class of Common Stock shall have the preemptive right to purchase, subscribe for or otherwise acquire such shares of Common Stock of the Corporation; provided, however, that upon the exercise of such preemptive rights, the Corporation shall issue only shares of Class A Stock, Class B Stock and Class C Stock to the holders of Class A Stock, Class B Stock and Class C Stock, respectively; and provided further that the Corporation shall not issue shares of Common Stock in a manner giving rise to the foregoing preemptive rights unless the Corporation shall have available sufficient authorized but unissued shares or treasury shares of each class of Common Stock to permit the exercise of such preemptive rights by each holder of Common Stock to the full extent indicated by such holder in a written notice delivered to the Corporation.

          TENTH:  In furtherance and not in limitation of the powers conferred by statute, the By-laws of the Corporation may be altered, amended or repealed in whole or in part, or new By-laws may be adopted by approval of the Required Majority present at a meeting of the Board of Directors at which a Quorum is present and acting throughout, until a Change of Control occurs, and thereafter by a majority of the Board of Directors voting at a meeting at which a quorum is present and acting throughout.

          ELEVENTH: As used in this Restated Certificate of Incorporation, the following terms shall have the meanings indicated below:

               1. "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

               2. "Bank Financing" shall mean any financing obtained from any bank or other institution by the Corporation in connection with the Carnation Acquisition and the Monsanto Acquisition, as defined below, as in effect from time to time, and any refinancings, renewals, amendments or extensions thereof or additional borrowings thereunder.

               3. "Carnation Closing Date" shall mean the date and time at which the purchase of substantially all of the assets of the Can Division of Carnation Company (the "Carnation Acquisition") by a subsidiary of the Corporation is effective.

               4. "Change of Control" shall mean the occurrence of any of the following events: (i) R. Philip Silver and D. Gregory Horrigan shall collectively own, directly or indirectly, less than three-quarters of the aggregate number of outstanding shares of Class A Stock owned by them directly or indirectly on the later of the Carnation Closing Date or the Monsanto Closing Date on a common stock equivalent basis and as adjusted for stock splits, recapitalizations and the like, (ii) the acceleration of the Bank Financing by the lenders thereunder or by their agent or the Senior Subordinated Notes (as defined below), by the trustee under the indenture relating thereto as a result of the occurrence of an event of default under the terms of the Bank Financing or the Senior Subordinated Notes, as the case may be, relating to a payment default or financial covenant default, or (iii) the Corporation shall fail to declare, set aside or pay full regularly quarterly dividends on any Preferred Stock for an aggregate of eight quarters.

               5. "Monsanto Closing Date" shall mean the date and time at which the purchase of substantially all of the assets of the Blown Plastics Division of Monsanto Company (the "Monsanto Acquisition") by a subsidiary of the Corporation is effective.

               6. "Senior Subordinated Notes" shall mean the Senior Subordinated Notes due August 15, 1997 of the Corporation, and any refinancings or amendments thereof.

          TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, provided that (i) the resolution approving such amendment, alteration, change or repeal be adopted by the Board of Directors by approval of the Required Majority present at a meeting at which the Quorum is present and acting throughout, until a Change of Control occurs, and thereafter by a majority of the members of the Board of Directors voting together as a single class present at a meeting at which a quorum is present and acting throughout and (ii) the proposed amendment, alteration, change or repeal be approved by a majority of the outstanding shares of Class A Stock and Class B Stock, each voting as a separate class, until a Change of Control occurs and thereafter by a majority of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class; provided, however, that from and after a Change of Control, any amendment, alteration, change or repeal of subparagraph A(i)(a) of Article SEVENTH or of this sentence shall also be approved by a majority of the outstanding shares of Class A Stock, voting as a separate class, and any amendment, alteration, change or repeal of subparagraph A(i)(b) and paragraph D of Article SEVENTH or paragraphs C or E of Article EIGHTH or of this sentence shall also be approved by a majority of the outstanding shares of Class B Stock, voting as a separate class. With respect to any amendment, alteration, change or repeal of paragraphs B, C or D of Article SEVENTH or Article NINTH or of this sentence which would adversely affect the rights of the holders of the Class C Stock, such amendment shall require, in addition to the approval of the holders of the Class A Stock and the Class B Stock as provided in the first sentence of this Article TWELFTH, approval by a majority of the outstanding shares of Class C Stock, voting as a separate class. With respect to any amendment, alteration, change or repeal of Article FIFTH or paragraph E of Article SEVENTH or of this sentence which would adversely affect the rights of the holders of any outstanding series of Preferred Stock, such amendment shall require, in addition to the approval of the holders of the Class A Stock and the Class B Stock as provided in the first sentence of this Article TWELFTH, approval by two-thirds of the outstanding shares of such series of Preferred Stock, voting as a separate class.

          THIRTEENTH: A. The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any Person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall effect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this paragraph A of Article THIRTEENTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

          B. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this paragraph B of Article THIRTEENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          C. In furtherance and not in limitation of the powers conferred by statute:

               (i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

               (ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

          FOURTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.


          IN WITNESS WHEREOF, MS/S&H HOLDINGS INC. has caused this Restated Certificate of Incorporation to be executed in its corporate name by its chairman and attested by its Assistant Secretary on the 28th day of August, 1987.
            MS/S&H HOLDINGS INC.


            By /s/ R. Philip Silver            R. Philip Silver
              ----------------------         Chairman of the Board


ATTEST:

By /s/ Richard P. Emerson
   ---------------------------
     Richard P. Emerson
     Assistant Secretary





                           CERTIFICATE OF AMENDMENT
                                 OF RESTATED
                         CERTIFICATE OF INCORPORATION
               ________________________________________________
                        Pursuant to Section 242 of the
               General Corporation Law of the State of Delaware
               ------------------------------------------------


          MS/S&H Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of said Corporation, by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said Corporation:

          RESOLVED: That the Restated Certificate of Incorporation be amended by changing the FIRST Article thereof so that, as amended, said Article shall be and read as follows:

                    "FIRST:  The name of the Corporation is Silgan
                    Corporation."



          SECOND: That in lieu of a meeting and vote of stockholders, a majority of the stockholders entitled to vote have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

          THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said MS/S&H Holdings Inc. has caused this certificate to be signed by its Chairman of the Board of Directors and attested by its Secretary this 29th day of April, 1988.

                                   MS/S&H HOLDINGS INC.


                                   By /s/ R. Philip Silver
                                      ---------------------------
                                     R. Philip Silver
                                     Chairman of the Board
ATTEST:


/s/ G. William Sisley
- ------------------------------
G. William Sisley
Secretary


                           CERTIFICATE OF AMENDMENT

                                    OF THE

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                              SILGAN CORPORATION


          Silgan Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

          1. That the Board of Directors of the Corporation has duly and unanimously adopted the following resolution setting forth the proposed amendment to the Restated Certificate of Incorporation of the Corporation:

          RESOLVED, that the Restated Certificate of Incorporation of the Corporation, as amended, be amended pursuant to Section 242 of the General Corporation Law of the State of Delaware by deleting the first paragraph of Article Seventh thereof in its entirety and replacing therefor the following:

               SEVENTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 503,000 shares, consisting of 1,000 shares of Class A common stock, par value $.01 per share (the "Class A Stock"), 1,000 shares of Class B common stock, par value $.01 per share (the "Class B Stock"), 1,000 shares of Class C common stock, par value $.01 per share (the "Class C Stock") (the Class A Stock, Class B Stock and Class C Stock being sometimes referred to herein collectively as the "Common Stock"), and 500,000 shares of preferred stock, par value $1.00 per share (the


          "Preferred Stock").

          2. By a consent of the sole stockholder of the Corporation dated as of July 12, 1990 given in accordance with Section 228 of the General Corporation Law of the State of Delaware, the holder of all of the outstanding shares of capital stock of the Corporation has approved the adoption of the aforesaid resolution.

          3. That this amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Executive Vice President and attested to by its Secretary this 12th day of July, 1990.

                                   SILGAN CORPORATION


                                   By /s/ Harley Rankin, Jr.
                                      ---------------------------
                                     Harley Rankin, Jr.
                                     Executive Vice President
ATTEST:


/s/ G. William Sisley
- ------------------------------
G. William Sisley
Secretary


                           CERTIFICATE OF AMENDMENT

                                    TO THE

                    RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                              SILGAN CORPORATION


          Silgan Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

          1. That the Board of Directors of the Corporation has duly and unanimously adopted the following resolution setting forth the proposed amendment to the Restated Certificate of Incorporation of the Corporation:

          RESOLVED: That the Restated Certificate of Incorporation of the Corporation, as amended, be amended pursuant to Section 242 of the General Corporation Law of the State of Delaware by deleting the first paragraph of Article Seventh thereof in its entirety and replacing therefor the following:

          SEVENTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is 3,000 shares, consisting of 1,000 shares of Class A common stock, par value $.01 per share (the "Class A Stock"), 1,000 shares of Class B common stock, par value $.01 per share (the "Class B Stock"), 1,000 shares of Class C common stock, par value $.01 per share (the "Class C Stock") (the Class A Stock, Class B Stock and Class C Stock being sometimes referred to herein collectively as the "Common Stock"), and 1,000 shares of preferred stock, par value $1.00 per share (the


     "Preferred Stock").

          2. By a written consent of the sole stockholder of the Corporation dated as of September 7, 1993 given in accordance with Section 228 of the General Corporation Law of the State of Delaware, the holder of all of the outstanding shares of capital stock of the Corporation has approved the adoption of the aforesaid resolution.

          3. That this amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Executive Vice President and attested to by its Assistant Secretary this 7th day of September, 1993.


                              SILGAN CORPORATION



                              By /s/ Harley Rankin, Jr.
                                 ---------------------------
                                 Harley Rankin, Jr.
                                 Executive Vice President



Attest:


By /s/ Sharon E. Budds
   ---------------------------
   Sharon E. Budds
   Assistant Secretary